Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of April 18th, 2007, by and between MASTEC, INC., a Florida corporation (the “Company”), and JOSE R. MAS (“Employee”).
Recitals
     The Company desires to employ Employee and Employee desires to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.
     Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Company and Employee agree as follows:
Terms
     1. Employment. The Company employs Employee and Employee accepts such employment and agrees to perform the services specified in this Agreement, upon the terms and subject to the conditions set forth in this Agreement.
     2. Term. The term of Employee’s employment under this Agreement will commence on April 18th, 2007 (the “Effective Date”) and will continue until terminated in accordance with this Agreement (the “Term”).
     3. Duties.
          a. Position. During the Term, Employee will serve as President and Chief Executive Officer of the Company. Subject to the direction of the Company’s Board of Directors, Employee will perform all duties commensurate with his position and as may otherwise be assigned to him by the Board of Directors of the Company. If requested by the Company, Employee will serve as an officer or director of any subsidiary of the Company, without additional compensation. If asked to serve as an officer or director of a subsidiary of the Company, Employee will be provided those officer and director indemnifications provided to other officers and directors of the Company and any such subsidiary.
          b. Full Time and Attention. During the Term, Employee will devote his full business time and energies to the business and affairs of the Company and will use his best efforts, skills and abilities solely to promote the interests of the Company and to diligently and competently perform his duties, all in a manner in compliance with all applicable laws and regulations and in accordance with applicable policies and procedures adopted or amended from time to time by the Company, including, without limitation, the Company’s Employee Handbook and the Company’s Personal Responsibility Code, copies of which Employee acknowledges having received. Employee’s primary place of employment shall be at the Company’s primary place of business in Miami-Dade County, Florida; however, Employee agrees and acknowledges that a material part of the time devoted to his duties and position hereunder will require that Employee travel on behalf of the Company.
     4. Compensation and Benefits.
          a. Base Salary. During the Term, Employee will be paid, as compensation for services rendered pursuant to this Agreement and Employee’s observance and performance of all of the provisions of this Agreement, the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll procedures of the Company as in effect from time to time.
          b. Benefits. During the Term, Employee will be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such life, health, medical, accident, dental and disability insurance and such other benefit plans as the Company may make generally available to, or have in effect for, other senior executives of the Company. The Company retains the right to terminate or amend any such plans from time to time in its sole discretion.
          c. Performance Bonus. Employee shall be entitled to participate in the Company’s bonus plan for senior management (the “SMBP”) and shall be eligible to receive an annual bonus (“Performance Bonus”) in an amount up to one hundred percent (100%) of Employee’s Base Salary. The amount of the annual bonus payable to Employee for a year (if any) shall be based upon the achievement of certain performance goals established by the Compensation Committee of the Board, in its sole discretion. The Compensation Committee or the Board, in its sole discretion, can pay Employee additional compensation for outstanding performance or achievement.
          d. Equity. Employee shall receive one hundred thousand (100,000) shares of the Company’s common stock (the “Restricted Stock”) vesting, based on continued service and compliance with Section 8, 100% on the fifth anniversary of the Effective Date. So long as the Employee is not terminated for Cause, as defined in Section 11c, the Restricted Stock shall vest immediately upon termination of this Agreement. The Restricted Stock will be subject to the terms and conditions of the Company’s incentive plans, as they may be amended from time to time in the Company’s sole discretion.
          e. Expenses. The Company will reimburse Employee, in accordance with the Company’s expense reimbursement policies as may be established from time to time by the Company, for all reasonable travel and other expenses actually incurred or paid by him during the Term in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may require.
          f. Withholding. All payments under this Agreement will be subject to applicable taxes and required withholdings.
     5. Representations of Employee. Employee represents and warrants that he is not (i) a party to any enforceable employment agreement or other arrangement, whether written or oral, with any past employer, that would prevent or restrict Employee’s employment with the Company; (ii) a party to or bound by any agreement, obligation or commitment, or subject to any restriction, including, but not limited to, confidentiality agreements, restrictive covenants or non-compete and non-solicitation covenants, except for agreements with the Company or its affiliates; or (iii) involved with any professional endeavors which in the future may possibly adversely affect or interfere with the business of the Company, the full performance by Employee of his duties under this Agreement or the exercise of his best efforts hereunder.
6. Confidentiality.
          a. Confidentiality of this Agreement. Employee acknowledges that the provisions of this Agreement are highly confidential and that disclosure of this Agreement or its terms would be extremely prejudicial to the Company. Accordingly, the Employee will not disclose the terms of this Agreement to any other person or entity (other than immediate family and financial and legal advisors with a need-to-know and who agree to the confidentiality provisions of this Agreement) without the prior written consent of the Company, except Employee may disclose this Agreement in court filings or pleadings by Employee to enforce its terms and conditions or as otherwise may be necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose.
          b. Confidential Information. Employee acknowledges that as a result of his employment with the Company, Employee will gain knowledge of, and access to, proprietary and confidential information and trade secrets of the Company and its subsidiaries and affiliates, including, without limitation, (1) the identity of customers, suppliers, subcontractors and others with whom they do business; (2) their marketing methods and strategies; (3) contract terms, pricing, margin, cost information and other information regarding the relationship between them and the persons and entities with which they have contracted; (4) their services, products, software, technology, developments, improvements and methods of operation; (5) their results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to their employees, including Employee; (7) their business plans, models or strategies and the information contained therein; (8) their sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company and its subsidiaries and affiliates (collectively, the “Confidential Information”). Employee further acknowledges that such information, even though it may be contributed, developed or acquired by Employee, and whether or not the foregoing information is actually novel or unique or is actually known by others, constitutes valuable assets of the Company developed at great expense which are the exclusive property of the Company or its subsidiaries and affiliates. Accordingly, Employee will not, at any time, either during or subsequent to the Term, in any fashion, form or manner, directly or indirectly, (i) use, divulge, disclose, communicate, provide or permit access to any person or entity, any Confidential Information of any kind, nature or description, or (ii) remove from the Company’s or its subsidiaries’ or affiliates’ premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser acoustic or other means) except in the case of both (i) and (ii), (A) as reasonably required in the performance of his services to the Company under this Agreement, (B) to responsible officers and employees of the Company who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, (C) for such information which is or becomes generally available to the public other than as a result of an unauthorized disclosure by Employee, and (D) or as otherwise necessary to comply with the requirements of law, after providing the Company with not less than five (5) days prior written notice of Employee’s intent to disclose. Employee acknowledges that the Company would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Company.
          c. Return of Confidential Information. Upon request by the Company, Employee will promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, all Confidential Information and other materials relating to the Company’s business, including, without limitation, any materials incorporating Confidential Information, which are in Employee’s possession or control.
     7. Intellectual Property. Any and all material eligible for copyright or trademark protection and any and all ideas and inventions (“Intellectual Property”), whether or not patentable, in any such case solely or jointly made, developed, conceived or reduced to practice by Employee (whether at the request or suggestion of any officer or employee of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which arise from the fulfillment of Employee’s duties hereunder and which may be directly or indirectly useful in the business of the Company will be promptly and fully disclosed in writing to the Company. The Company will have the entire right, title and interest (both domestic and foreign) in and to such Intellectual Property, which is the sole property of the Company. All papers, drawings, models, data and other materials relating to any such idea, material or invention will be included in the definition of Confidential Information, will remain the sole property of the Company, and Employee will return to the Company all such papers, and all copies thereof, including all originals and copies contained in computer hard drives or other electronic or machine readable format, upon the earlier of the Company’s request therefor, or the expiration or termination of Employee’s employment hereunder. Employee will execute, acknowledge and deliver to the Company any and all further assignments, contracts or other instruments the Company deems necessary or expedient, without further compensation, to carry out and effectuate the intents and purposes of this Agreement and to vest in the Company each and all of the rights of the Company in the Intellectual Property.
     8. Covenants.
          a. Non-Competition and Non-Solicitation. Employee acknowledges and agrees that the Company’s and its subsidiary and affiliated companies’ (collectively, the “Companies”) existing or contemplated businesses (collectively, the “Business”) are or will be conducted throughout the United States of America and the Commonwealth of Canada. Until one (1) year following the date of the termination for any reason of Employee’s employment with the Company (the “Period of Non-Competition”) and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the “Territory”), Employee will not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:
               (i) directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Business. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Business;

               (ii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer or client, or potential customer or client to which the Companies have made a presentation or with which the Companies have been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Companies, or to commence doing Business with or increase the amount of Business done with or hire another company;
               (iii) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Companies, or was their customer or client within two (2) years prior to cessation of Employee’s employment by any of the Companies or any of their subsidiaries, for the purpose of competing with the Business; or
               (iv) solicit, persuade or attempt to solicit or persuade, or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of Employee or any other person or entity, any individual who is or was at any time within six (6) months prior to cessation of Employee’s employment by the Companies, an employee of any of the Companies.
     If Employee breaches or violates any of the provisions of this Section 8, the running of the Period of Non-Competition (but not of any of Employee’s obligations under this Section 8) will be tolled with respect to Employee during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company will be entitled to receive from Employee reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Companies in enforcing this Agreement and will have the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by Employee from the action constituting a breach or violation of this Section 8.
          b. Exceptions. Telecommunications operators (such as Sprint, MCI, AT&T), cable companies and other non construction or installation customers of the Company shall not be considered engaged in and competitive with the Business.
     9. Reasonable Restrictions. The parties acknowledge and agree that the restrictions set forth in Sections 6, 7 and 8 of this Agreement are reasonable for the purpose of protecting the value of the business and goodwill of the Companies. It is the desire and intent of the parties that the provisions of Sections 6, 7 and 8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portions of Sections 6, 7 and 8 are adjudicated to be invalid or unenforceable, then such section will be deemed amended to delete such provision or portion adjudicated to be invalid or unenforceable; provided, however, that such amendment is to apply only with the respect to the operation of such section in the particular jurisdiction in which such adjudication is made.
     10. Breach or Threatened Breach. The parties acknowledge and agree that the performance of the obligations under Sections 6, 7 and 8 by Employee are special, unique and extraordinary in character, and that in the event of the breach or threatened breach by Employee of the terms and conditions of Sections 6, 7 or 8, the Companies will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach or threatened breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law and in equity, to obtain damages for any breach of Sections 6, 7 or 8 and/or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from breaching or attempting to breach Sections 6, 7 or 8. In the event the Company believes that the Employee has breached Employee’s obligations under Sections 6, 7 or 8, or threatens to do so, it shall promptly provide the Employee written notice of such belief setting forth the basis for its belief and, (unless under exigent circumstances, as determined by the Company at its sole discretion, it would harm the Company to delay the institution of legal proceedings) five (5) business days to respond to the notice, prior to the initiation of legal proceedings.
     11. Termination. This Agreement and Employee’s employment under this Agreement may be terminated upon the occurrence of any of the events described in, and subject to the terms of, this Section 11:
          a. Death. Immediately and automatically upon the death of Employee.
          b. Disability. At the Company’s option, immediately upon written notice if Employee suffers a “permanent disability,” meaning any incapacity, illness or disability of Employee which renders Employee mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) days, or one hundred twenty (120) days (whether or not consecutive), during the Term, as reasonably determined by the Company.
          c. Termination for Cause. At the Company’s option, immediately upon notice to Employee, upon the occurrence of any of the following events (each “Cause”), (i) Employee being convicted of any felony (whether or not against the Company or its subsidiaries or affiliates); (ii) a material failure of Employee to perform Employee’s responsibilities; (iii) a breach by Employee of any of his obligations under Sections 6, 7 or 8; (iv) any material act of dishonesty or other misconduct by Employee against the Company or any of its subsidiaries or affiliates; (v) a material violation by Employee of any of the policies or procedures of the Company or any of its subsidiaries or affiliates, including without limitation the Personal Responsibility Code; or (vi) Employee voluntarily terminates this Agreement or leaves the employ of the Company or its subsidiaries or affiliates for any reason, other than Good Reason.
          d. Termination Without Cause. At the Company’s option for any reason, or no reason, upon five (5) days’ notice to Employee given by the Board of Directors.
          e. Termination with Good Reason. At Employee’s option, upon not less than fifteen (15) business days’ written notice to the Company, and the Company’s failure to cure within such fifteen (15) business days, upon the occurrence of any of the following events (each “Good Reason”) (i) the material diminution of, Employee’s position, duties, titles, and responsibilities with the Company; (ii) a relocation of the Company’s principal executive offices outside of Miami-Dade or Broward Counties, Florida; or (iii) a breach of any other material provision of this Agreement by the Company.
          f. Payments After Termination. If this Agreement and Employee’s employment hereunder are terminated for the reasons set forth in Sections 11(a) or 11(b), then

Employee or Employee’s estate will receive an amount equal to the Base Salary and the pro rata portion of the Performance Bonus earned through the date of death or disability to which Employee would have been entitled for the year in which the death or disability occurred in accordance with the terms of this Agreement, and all of Employee’s Options and restricted stock shall immediately vest. If the Company terminates this Agreement and Employee’s employment hereunder for the reasons set forth in Section 11(c)(i-vi), then (i) Employee will receive his Base Salary through the date of termination and (ii) Employee will forfeit any entitlement that Employee may have to receive any Performance Bonus for the year in which Employees employment terminates. If this Agreement is terminated for the reason set forth in Section 11(d) or Section 11(e), then (i) Employee will receive his Base Salary, Average Performance Bonus (as defined below) and benefits set forth in Section 4(b) hereof (collectively, the “Severance Benefits”), over a period of twelve (12) months from the date of termination (the “Severance Period”). The Average Performance Bonus shall mean the average of the Performance Bonuses the Employee has received during the Term. The Severance Benefits shall be payable in accordance with the Company’s payroll procedures and subject to applicable withholdings. Upon payment by the Company of the amounts described in this Section 11(f), Employee will not be entitled to receive any further compensation or benefits from the Company whatsoever.
          g. General. Notwithstanding anything to the contrary set forth in this Agreement, the provision of payments after termination in accordance with the provisions of Section 11(f) above, shall not be a bar to the Employee’s continued entitlement from the Company of (i) reimbursements of proper expenses, (ii) unpaid automobile and expense allowances, (iii) vested benefit and welfare entitlements, (v) accrued but unpaid Base Salary through date of termination (vi) any unpaid Performance Bonus earned in respect to any completed fiscal year simultaneous with the payment of such bonus to the Company’s employees, and (viii) continued vesting of options or restricted stock as may be provided in accordance with the provisions of this Agreement or any stock option plan.
          h. Change of Control. If there occurs a Change in Control, as defined in Exhibit A, then and in that case only, in lieu of any of the payments previously described in this Section, (i) all Employee’s options and restricted stock then outstanding shall immediately vest, and (ii) Employee will receive a lump sum equal to 1.5 times the Base Salary and Average Performance Bonus, and (iii) shall continue to receive normal benefits as set out in Section 4(b). If any payment, distribution, benefit or other action under this Agreement or otherwise (“Payment”) becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any substitute provision of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (collectively, the “Excise Tax”), then the Company will pay Employee an additional amount or amounts (the “Gross-up Payment”), such that the net amount or amounts retained by Employee, after deduction of any Excise Tax on any of the payments or benefits under this Agreement and any federal, state and local tax and Excise Tax on the Gross-up Payment will equal the amount of such payment or benefits prior to the imposition of such Excise Tax. For purposes of determining the amount of a Gross-up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is payable and pay state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date the Gross-up Payment is payable, net of the maximum reduction in federal income taxes that could be obtained from any available deduction of such state and local taxes. The Company will pay each Gross-up Payment on the date on which Employee becomes entitled to the payment or benefits giving rise to the Excise Tax. If the amount of Excise Tax is later determined to be less than the amount taken into account in calculating the Gross-up Payment, Employee will repay to the Company (to the extent actually paid by the Company) the portion of the Gross-up Payment attributable to the overstated amount of Excise Tax at the time such reduction is finally determined, plus interest at the rate set forth in Section 1274(b)(2)(B) of the Code. If the amount of the Excise Tax is later determined to be more than the amount taken into account in calculating the Gross-up Payment, the Company will pay Employee an additional Gross-up Payment in respect of the additional amount of Excise Tax at the time the amount of the additional tax is finally determined. Notwithstanding the foregoing, if the aggregate amount of the Payments exceed 300% of the “base amount” (as such term is used under Code section 280G) by 10% or less of 300% of the “base amount”, then the Payments shall be reduced to 2.99 times such base amount. If the Employee receives the payments and benefits payable under this Section 11(e), and his employment terminates thereafter, then notwithstanding any other provision of this Section 11 to the contrary, Employee shall only be entitled to and receive the benefits set forth in Section 11(g).
     12. Miscellaneous.
          a. Survival. The provisions of Sections 6, 7, 8, 9, 10 , 11 and 12 will survive the termination or expiration of this Agreement for any reason.
          b. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to its subject matter and supersedes all prior or contemporaneous agreements or understandings between the parties pertaining to the subject matter of this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth in this Agreement.
          c. Modification. This Agreement may not be amended or modified, or any provision waived, unless in writing and signed by both parties.
          d. Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations of this Agreement will not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.
          e. Successors and Assigns. This Agreement may not be assigned or the duties delegated unless in writing and signed by both parties, except for any assignment by the Company occurring by operation of law or the transfer of substantially all of the Company’s assets. Subject to the foregoing, this Agreement will inure to the benefit of, and be binding upon, the parties and their heirs, beneficiaries, personal representatives, successors and permitted assigns.
          f. Notices. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement will be in writing and will be, (i) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (ii) delivered personally by independent courier, or (iii) transmitted by facsimile, to the parties at the addresses as follows (or at such other addresses as will be specified by the parties by like notice):

If to Employee, then to:
Jose R. Mas
8550 Old Cutler
Miami, Florida 33143
If to the Company, then to:
MasTec, Inc.
800 Douglas Road, Suite 1200
Coral Gables, Florida 33134
Attn: Legal Department
Facsimile: (305) 406-1907
Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication that is mailed, hand delivered or transmitted in the manner described above will be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the telecopier answerback confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
          g. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalidity or unenforceability will not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable will be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.
          h. Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts will collectively be deemed to constitute a single binding agreement.
          i. Governing Law; Venue. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of law principles. Employee consents to the exclusive jurisdiction of any state or federal court located within Miami-Dade County, State of Florida, agrees that such courts shall be the exclusive jurisdiction for any suit, action or legal proceeding arising directly or indirectly out of this Agreement, and consents that all service of process may be made by registered or certified mail directed to Employee at the address stated in Section 13 (f) of this Agreement. Employee waives any objection which Employee may have based on lack of personal jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the Company under this Agreement in any state or federal court located within Miami-Dade County, Florida and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. This provision is a material inducement for the Company to enter into this Agreement with Employee.
          j. Participation of Parties. The parties acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through execution. Therefore, the parties agree that this Agreement will be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
          k. Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties will be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.
          l. Waiver of Jury Trial. EACH OF THE COMPANY AND EMPLOYEE IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.
          m. Right of Setoff. The Company will be entitled, in its discretion and in addition to any other remedies it may have in law or in equity, to set-off against any amounts payable to Employee under this Agreement or otherwise the amount of any obligations of Employee to the Company under this Agreement that are not paid by Employee when due. In the event of any such setoff, the Company will promptly provide the Employee with a written explanation of such setoff, and an opportunity to register a written protest thereof.
          n. Litigation; Prevailing Party. In the event of any litigation, administrative proceeding, arbitration, mediation or other proceeding with regard to this Agreement, the prevailing party will be entitled to receive from the non-prevailing party and the non-prevailing party will pay upon demand all court costs and all reasonable fees and expenses of counsel and paralegals for the prevailing party.
          o. Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          p. Compliance with Section 409A: To the extent the Employee would otherwise be entitled to any payment (whether pursuant to this Agreement or otherwise) during the six months beginning on termination of employment, that would be subject to the additional tax imposed under Section 409A of the Code (“Section 409A”), (i) the payment will not be made and (ii) the payment, with interest at the rate being paid by the Company on its senior credit facility (the “Senior Credit Interest Rate”) determined as of the date of termination of the Employee’s employment, will be paid to the Employee on the earlier of the six-month anniversary of the Employee’s date of termination of employment or the Employee’s death or disability (within the meaning of Section 409A). Similarly, to the extent the Employee otherwise would be entitled to any benefit (other than a payment) during the six months beginning on termination of employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Employee for the delay) on the earlier of the six-month anniversary of the date of termination, death or disability (within the meaning of Section 409A). It is the Company’s intention that the benefits and rights to which the Employee could become entitled in connection with termination of employment comply with Section 409A. If the Employee or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies.

EXECUTED as of the 18th day of April 2007.

EMPLOYEE
/s/ Jose R. Mas
Jose R. Mas

MASTEC, INC.
By:	/s/ Jorge Mas
	Name:	Jorge Mas
	Title:	Chairman of the Board

EXHIBIT A
“Change in Control” shall mean:
(a)	Acquisition By Person of Substantial Percentage. The acquisition by a Person (including “affiliates” and “associates” of such Person, but excluding the Company, any “parent” or “subsidiary” of the Company, or any employee benefit plan of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any “parent” or “subsidiary” of the Company, to constitute the Person the actual or beneficial owner of 51% or more of the Common Stock;
(b)	Disposition of Assets. Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any “subsidiary” of the Company to a Person described in subsection (a) above; or
(c)	Substantial Change of Board Members. During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.
For purposes of this Section, the terms “affiliate,” “associate,” “parent” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the 1934 Act.